Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236

SMURFIT-STONE ANNOUNCES MERGER OF ITS OPERATING COMPANIES AND
REFINANCING OF CREDIT FACILITIES

CHICAGO, November 1, 2004 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that it has merged its two principal operating companies, Stone Container Corporation and Jefferson Smurfit Corporation (U.S.).  Stone Container Corporation, as the surviving corporation in the merger, will be the Company’s principal operating company and has been renamed “Smurfit-Stone Container Enterprises, Inc.”  The merger will not impact the operating activities of the merged company, which will continue to do business as Smurfit-Stone Container Corporation.

In connection with the merger, the company refinanced its existing credit facilities.   The company entered into a new credit agreement with JPMorgan Chase Bank, Deutsche Bank Trust Company Americas and other financial institutions to, among other things, provide up to $2.197 billion of new term loans, revolving credit facilities, and a deposit-funded letter of credit facility.  The company intends to use the proceeds of the new term loans and revolving credit facilities to refinance and replace all of its term loans and revolving credit facilities under its existing bank credit agreements.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.